Filed Pursuant to Rule 424(b)(3)

Registration No. 333-188093

PROSPECTUS SUPPLEMENT NO. 1

ARI NETWORK SERVICES, INC.

4,330,667 shares of Common Stock

This prospectus supplement relates to the prospectus dated June 20, 2013, which covers the sale of an aggregate of up to 4,330,667 shares of our common stock, $0.001 par value per share (the “Common Stock”), by the selling security holders identified in this prospectus (collectively with any such holder’s transferee, pledgee, donee or successor, referred to below as the “Selling Shareholders”).  The Common Stock covered by the prospectus consists of (i) 3,200,000 shares of Common Stock which were issued in a private placement pursuant to a Securities Purchase Agreement we entered into on March 12, 2013 with selected accredited investors (the “Securities Purchase Agreement”); (ii) 1,066,667 shares of Common Stock issuable upon exercise of warrants issued pursuant to the Securities Purchase Agreement (the “Purchaser Warrants”); and (iii) 64,000 shares of Common Stock issuable upon exercise of the warrants issued to affiliates of the placement agent in connection with the private placement as consideration for the placement agent’s services (together with the Purchaser Warrants, the “Warrants”).

We will not receive any proceeds from the sale by the Selling Shareholders of the shares covered by the prospectus.  To the extent Warrants are exercised for cash, we will receive the exercise price for those Warrants.

This prospectus supplement is being filed to include the information set forth in our current report on Form 8-K filed on July 31, 2013, which is set forth below.  This prospectus supplement should be read in conjunction with the prospectus dated June 20, 2013, which is to be delivered with this prospectus supplement.

Our common stock is quoted on the OTC Bulletin Board (the “OTCQB”) under the symbol “ARIS”.  The last reported market price of our common stock on the OTCQB on July 29, 2013 was $2.98 per share.  Our executive offices are located at 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224, and our telephone number is (414) 973-4300.

Investing in our securities involves risks.  You should carefully consider the Risk Factors beginning on page 1 of the prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement are truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 1, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2013

ARI NETWORK SERVICES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	0-19608 (Commission File Number)	39-1388360 (IRS Employer Identification No.)

10850 West Park Place, Suite 1200 Milwaukee, Wisconsin (Address of principal executive offices)	53224 (Zip Code)

Registrant’s telephone number, including area code:  (414) 973-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on March 12, 2013, ARI Network Services, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors (the “Purchasers”) whereby the Company agreed to sell and the Purchasers agreed to purchase (1) an aggregate of 3,200,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for an amount equal to a per share purchase price of $1.50, and (2) warrants (the “Warrants”) to purchase an aggregate of 1,066,667 shares of Common Stock.  The Warrants, which were issued pursuant to Common Stock Purchase Warrant agreements dated March 15, 2013, were exercisable immediately upon issuance at an exercise price of $2.00 per share.

On July 26, 2013 and July 29, 2013, the Company entered into First Amendment to Common Stock Purchase Warrant agreements (the “Warrant Amendments”) with certain Purchasers whereby the exercise price with respect to Warrants to purchase, in aggregate, 916,667 shares of Common Stock was reduced to $1.80 per share from the date of the Warrant Amendments through July 30, 2013, after which time the exercise would revert to $2.00 per share.  Purchasers who entered into Warrant Amendments included:  Peter H. Kamin Revocable Trust; Lake Street Fund, LP; 12 West Capital Fund, LP; 12 West Capital Offshore Fund, LP; Wynnefield Partners Small Cap Value, LP; Wynnefield Partners Small Cap Value, LP I; Wynnefield Small Cap Value Offshore Fund, Ltd.; and Michael D. Sifen, Inc.  The purpose of the Warrant Amendments, which were entered pursuant to individual negotiations with each of the participating Purchasers, was to induce the holders of the amended Warrants to exercise their Warrants in the near term.

The foregoing description of the Warrant Amendment is qualified in its entirety by reference to the full text of the Warrant Amendment, the form of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

	Exhibit No	Description
	10.1	Form of First Amendment to Common Stock Purchase Warrant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 31, 2013

ARI NETWORK SERVICES, INC.

By:

/s/ Darin R. Janecek

Darin R. Janecek
Vice President of Finance and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No	Description

10.1	Form of First Amendment to Common Stock Purchase Warrant

Exhibit 10.1

FIRST AMENDMENT TO COMMON STOCK PURCHASE WARRANT

ARI NETWORK SERVICES, INC.

THIS FIRST AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) is made and entered into as of this ___ day of July, 2013 (the “Effective Date”), by and between the undersigned holder (the “Holder”) and ARI Network Services, Inc., a Wisconsin corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company issued that certain Common Stock Purchase Warrant dated March 15, 2013 (the “Warrant”) to the Holder for [_____] Warrant Shares in accordance with Section 2.2(a)(iv) of that certain Securities Purchase Agreement dated March 12, 2013, by and between the Company and each purchaser identified on the signature pages thereto.

WHEREAS, the Holder and the Company desire to amend Section 2(b) of the Warrant to temporarily decrease the Exercise Price and, in connection therewith, the Company desires to temporarily waive the notice requirement set forth in Section 2(e) of the Warrant, as applicable.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Holder and the Company hereby promise and agree as follows:

1.

Capitalized Terms.  Any capitalized term used by not defined in this Amendment shall have the meaning set forth in the Warrant (or other documents referenced therein).

2.

Amendment to Preamble.  In accordance with Section 5(l) of the Warrant, the Holder and the Company hereby agree that the preamble of the Warrant be, and it hereby is, amended by deleting the language “(the “Warrant”)” referred to therein and, in lieu thereof, inserting “(as amended and amended and restated from time to time, the “Warrant”)”.

3.

Amendment to Section 2(b) (Exercise Price).  In accordance with Section 5(l) of the Warrant, effective as of the Effective Date, the Holder and the Company hereby agree that Section 2(b) of the Warrant be, and it hereby is, amended and restated in its entirety as follows:

“The exercise price per share of the Common Stock under this Warrant shall be $1.80, subject to adjustment hereunder, through the close of business on July 30, 2013 and, thereafter, the exercise price per share of the Common Stock under this Warrant shall be $2.00, subject to adjustment hereunder (the “Exercise Price”).”

4.

Waiver.

a.

As of the Effective Date and through the close of business on July 30, 2013 (the “Waiver Period”), the Company hereby agrees to waive the 61-day prior written notice requirement set forth in Section 2(e) of the Warrant, as applicable, with respect to any increase in the Beneficial Ownership Limitation resulting from the exercise in whole or in part of the Warrant by the Holder during the Waiver Period and, in connection therewith, the Holder and the Company hereby agree that the waiver provided for herein, and any such increase in the Beneficial Ownership Limitation during the Waiver Period, will be effective as of the date the related Notice of Exercise causing such increase is delivered to the Company (the “Waiver”).

b.

For purposes of clarification, except as expressly provided in Section 4(a) of this Amendment, the provisions of Section 2(e) of the Warrant shall continue to apply in all respects, including, without limitation, the requirement that, unless expressly waived in writing by the Company, in no event shall the Beneficial Ownership Limitation exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Warrant held by the Holder.  Immediately after the expiration of the Waiver Period, the Waiver shall expire and the provisions of Section 2(e) of the Warrant shall apply in all respects without regard to Section 4(a) of this Amendment.

5.

Binding Effect.  Except as expressly provided to the contrary in the Warrant, subject to applicable securities laws, this Amendment and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of the Holder.

6.

No Other Changes.  Except as expressly provided in this Amendment, all of provisions of the Warrant shall remain in full force and effect and this Amendment shall not be deemed to waive, amend or modify any other provisions in the Warrant.

7.

Counterparts; Electronic Signature.  This Amendment may be executed in one or more counterparts and by facsimile or portable document format, each of which shall be considered an original but all of which taken together shall constitute but one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

HOLDER:

[________________________________________]

By:

Name:

Its:

COMPANY:

ARI NETWORK SERVICES, INC.

By:

       Roy W. Olivier

       President & Chief Executive Officer

[Signature Page to First Amendment to Common Stock Purchase Warrant]